UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	November 30, 2015

OGE ENERGY CORP.
(Exact Name of Registrant as Specified in Its Charter)

Oklahoma
(State or Other Jurisdiction of Incorporation)

1-12579	73-1481638
(Commission File Number)	(IRS Employer Identification No.)

321 North Harvey, P.O. Box 321, Oklahoma City, Oklahoma	73101-0321
(Address of Principal Executive Offices)	(Zip Code)

405-553-3000
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

* Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
* Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
* Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
* Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 25, 2015, OGE Energy Corp. (the “Company”) announced that Mr. Sean Trauschke, President and Chief Executive Officer of the Company, has been named Chairman of the Board and will succeed Mr. Peter B. Delaney. Mr. Delaney will continue to serve on the Board of Directors until the end of the first quarter of 2016. Mr. Delaney had resigned on June 1, 2015 as Chief Executive Officer of the Company and assumed the role of interim President and Chief Executive Officer of Enable GP, LLC, the general partner of Enable Midstream Partners, LP, the entity in which the Company has a 26.3% limited partner interest and a 50% general partner interest. Mr. Delaney will continue to serve as interim President and Chief Executive Officer of Enable until December 31, 2015.  For the period from December 1, 2015 to December 31, 2015, Enable will pay Mr. Delaney directly for his services as interim President and Chief Executive Officer, rather than reimburse OGE Energy as it had been from June 1, 2015 to November 30, 2015.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Effective November 30, 2015 the Company’s and OG&E’s Boards of Directors amended the Company’s and OG&E’s By-laws. The revisions to the By-laws primarily included redefining roles and responsibilities for the Chairman of the Board and the Chief Executive Officer. As a result of the amendments, the Chairman of the Board shall be the Chief Executive Officer. Previously, the By-laws stated that the Chairman of the Board may or may not be the Chief Executive Officer. For further information, see the amended By-laws attached as Exhibits 3.01 and 3.02.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

3.01	OGE Energy Corp. Amended By-laws effective as of November 30, 2015.
3.02	OG&E Amended By-laws effective as of November 30, 2015.
99.01	Press release dated November 25, 2015, announcing that Sean Trauschke will succeed Peter B. Delaney as Chairman of OGE Energy Corp.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OGE ENERGY CORP.
(Registrant)

By:	/s/ Scott Forbes
Scott Forbes
Controller and Chief Accounting Officer

November 30, 2015